Triton Emission Solutions Inc. OTCQB: DSOX

FOR IMMEDIATE RELEASE September 12, 2014

Triton Emission Solutions Inc. Appoints Robert C Kopple as Director and Chairman and Adopts 2014 Stock Option Plan.

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Also further amends the terms of the First KF Business Ventures loan agreement.

SAN JUAN, PUERTO RICO - (Marketwired - September 12, 2014) - Triton Emission Solutions Inc. (OTCQB: DSOX) (the “Company”, or “Triton”) is pleased to announce that on September 8, 2014, the Company appointed Robert C. Kopple as a director and Chairman of the Board of Directors of the Company.

In connection with his appointment as a director and Chairman of the Board, the Company issued to Mr. Kopple options to purchase up to 2,500,000 shares of common stock under its newly adopted Stock Option Plan. The options will vest at a rate of 500,000 shares per year, and are exercisable at an initial price of $0.50 per share expiring five years after vesting. The exercise price is subject to adjustment in the event that the Company subsequently issues any shares of its common stock or any options, warrants, convertible instruments or similar instruments at a purchase, exercise or conversion price less than $0.50 per share.  The options are also subject to accelerated vesting rights in the event of Mr. Kopple’s death, incapacity or failure to as a director or Chairman of the Company for any reason other than a removal for cause or his refusal to stand for re-election.

Adoption of 2014 Stock Option Plan:

Effective September 8, 2014, the Company’s Board of Directors also adopted the Company’s 2014 Stock Option Plan (the "2014 Plan"). The purpose of the 2014 Plan is to enhance the long-term stockholder value of the Company by offering opportunities to directors, officers, employees and eligible consultants of the Company to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in the Company's growth and success, and to encourage them to remain in the service of the Company.

A total of 13,200,000 shares of the Company’s common stock may initially be issued under the 2014 Plan. At any time after January 1, 2015, the Company's Board of Directors may increase the total number of shares issuable under the 2014 Plan, provided that such total cannot exceed 15% of the total number of shares of the Company’s common stock outstanding.

Second Amendment to First KF Loan Agreement

On September 8, 2014, the “Company” entered into an agreement (the “Second Amendment Agreement”) with KF Business Ventures LP (the “Lender”) to amend the terms of that $2,000,000 loan agreement between the Company and the Lender dated as of January 15, 2014 and previously amended on March 10, 2014 (as previously amended, the “First KF Loan Agreement”). Entry by the Company into the Second Amendment Agreement was a condition precedent to the advance of funds by the Lender to the Company under the terms of the loan agreement between the Company and the Lender dated as of July 28, 2014 for the advance of up to $2,400,000 (the “Second KF Loan Agreement”).  The Company has now received the first advance of funds under the Second KF Loan Agreement.

Additional details regarding the Second Amendment Agreement and the Second KF Loan Agreement are provided in the reports on Form 8-K filed by the Company with the United States Securities and Exchange Commission on August 1, 2014 and September 12, 2014.

About Triton Emission Solutions Inc. (formerly Poly Shield Technologies Inc.):

Triton Emission Solutions Inc. develops and markets environmental and pollution emission control solutions to a worldwide market.

Triton Emission Solutions Inc.’s proprietary DSOX-15 and DSOX-20 Fuel Purification Systems are cost-effective technologies designed to remove sulfur from fuel in an effort to meet the upcoming sulfur emissions regulations due to take effect in 2015. These technologies are currently aimed at the maritime industry which includes vessels for cruise-line, freight shipping and tanker companies and can be installed during normal vessel operation without the need to use expensive dry dock time. These technologies have worldwide applications that are not limited to the maritime industry.

Currently, Triton Emission Solutions Inc. has contracted with multiple shipping companies for installation of its DSOX-15 System, with options for a total of 62 installations, all of which will be upgraded to the new DSOX-20 System.

On behalf of the Board of Directors, Rasmus Norling, Chief Executive Officer.

Forward Looking Statements

This press release may contain forward-looking statements. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects”, “intends”, “estimates”, “projects”, “anticipates”, “believes”, “could”, and other similar words. All statements addressing product performance, events, or developments that Triton Emission Solutions Inc. expects or anticipates will occur in the future are forward-looking statements. Because the statements are forward-looking, they should be evaluated in light of important risk factors and uncertainties, some of which are described in Triton Emission Solutions Inc.’s Quarterly and Annual Reports filed with the United States Securities and Exchange Commission (the “SEC”). Should one or more of these risks or uncertainties materialize, or should any of Triton Emission Solutions Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Triton Emission Solutions Inc.’s forward-looking statements. Except as required by law, Triton Emission Solutions Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. No stock exchange, securities commission or other regulatory body has reviewed nor accepts responsibility for the adequacy or accuracy of this release. Investors are advised to carefully review the reports and documents that Triton Emission Solutions Inc. files from time to time with the SEC, including its Annual, Quarterly and Current Reports.

SOURCE Triton Emission Solutions Inc.

For further information about Triton Emission Solutions Inc. please visit the company's website at www.tritoninc.com or contact us at 561-440-DSOX.